Trading Symbols (LMD:TSX V; LNGMF:OTC BB)

151 Bloor St West                                       Kenzo Oriental Tower 11K

Suite 703                                                        48 Dongzhimenwai Dajie

Toronto, Ontario                                                    Dongcheng District

Canada M5S 1S4                                                 Beijing 100027 China

Tel :  +1.416.927.7000                                  Tel:  +011.8610.5160.0689

Fax : +1.416.927.1222                                 Fax:  +011.8610.5160.0788

www.lingomedia.com

PRESS RELEASE	FOR IMMEDIATE RELEASE

LINGO MEDIA SIGNS LETTER OF INTENT TO ACQUIRE A+ CHILD DEVELOPMENT

Toronto, Canada, September 19, 2006 - Lingo Media Inc. (TSX-V: LMD; OTC BB: LNGMF) (“Lingo Media” or the "Company"), is pleased to announce that it has entered into a Letter of Intent (“LOI”) to acquire a 70.33% controlling interest in A+ Child Development (Canada) Ltd. (“A Plus”).  A Plus, a private corporation based in Calgary, Alberta, specializes in the field of early child cognitive development, through the publishing and distribution of educational materials along with its unique curriculum developed by its advisory panel of psychologists. Its market covers British Columbia, Alberta, Saskatchewan and Ontario. A Plus had reported revenues of CAD$3.8 million in 2005.

Under the terms of the LOI, Lingo Media has agreed to:

(i)

acquire 50.33% of the issued and outstanding shares of A Plus for the purchase price of CAD$730,000 by paying CAD$200,000 and issuing an aggregate of 2,650,000 common shares in the capital stock of Lingo Media at a deemed price of $0.20 per share to the selling shareholders  of A Plus on closing;

(ii)

issue up to an additional 3,000,000 common shares in the capital stock of Lingo Media as performance shares at a deemed price of $0.20 per share to the selling shareholders and senior management on closing to be released over a three year period following closing, subject to meeting certain performance milestones to be agreed upon and to a maximum of up to 1,000,000 shares per year; and

(iii)

subscribe for shares in the capital stock of A Plus for a total subscription price of CAD$260,000 to acquire an additional 20% interest in A Plus within 90 days of the closing, the first tranche being a minimum of CAD$100,000 on closing.

“We are excited about the acquisition of A Plus which expands our business into the early childhood educational sector,” said Lingo Media CEO Michael Kraft. “A Plus has developed a unique early cognitive development program which it distributes through its direct-to-consumer distribution channel and represents an important new base of business for Lingo Media in Canada.”

A Plus CEO Terry Pallier is equally optimistic by the opportunity. “This merger will allow A Plus to expand its business in Canada and to enter new markets that include the US, China and Latin America”, he said.

The acquisition of the A Plus shares is an arm’s length transaction.  A consulting fee to Michael Stein & Associates Inc., of 10% of the purchase price, will be paid equally by both parties in cash and shares of Lingo Media.

The transactions contemplated in the LOI are subject to a number of conditions including, without limitation, satisfactory due diligence by Lingo Media, the parties entering into definitive agreements and regulatory approval.    There is no assurance that this transaction will be completed as proposed or at all.

About A Plus Child Development

A Plus has been operating in Canada for over ten years through its four offices in Calgary, Edmonton, Vancouver and Toronto. A Plus specializes in the field of early child cognitive development, through the publishing and distribution of educational materials along with its unique curriculum developed by its advisory panel of psychologists. To date, over 17,000 families have used A Plus’s programs in Canada.

About Lingo Media

Lingo Media is a leading publisher of English language learning programs in China. The Company incorporates print, audio/video cassette and CD-based products for students and teachers from pre-school through university. Founded in 1996, Lingo Media has an established presence in the Chinese educational market of more than 200 million English language students.  To date, over 120 million units from Lingo Media's library of more than 290 program titles have been published and sold in China.  While Lingo Media remains focused on its royalty-based educational publishing business, it is advancing its China Expansion Plan to establish itself as a distributor of educational print media including books, newspapers and magazines in China.

For further information, contact:

Lingo Media

        A+ Child Development

Michael Kraft, President & CEO Tel: (416) 927-7000, ext. 23 Toll Free Tel: (866) 927-7011 Fax: (416) 927-1222 Email: investor@lingomedia.com To learn more, visit www.lingomedia.com	Terry Pallier, CEO Tel: (403) 250-6616 Fax: (403) 250-1837 Email: tpallier@telusplanet.net To learn more, visit: www.apluschilddev.com

Portions of this press release include "forward-looking statements", which may be understood as any statement other than a statement of historical fact.  Forward-looking statements contained in this press release are made pursuant to the safe harbour provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances.  Actual results may vary materially from management's expectations and projections expressed in this press release.  Certain factors that can affect the Company's ability to achieve projected results are described in the Company's Annual Report 20-F and other reports filed with the Securities and Exchange Commission.

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